UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                           Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, JUNE 5, 2020

NOTICE IS HEREBY GIVEN that an annual general meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held in Ballroom B at The Clubs of Prestonwood, 15909 Preston Road, Dallas, Texas 75248, on Friday, June 5, 2020, at 1:00 p.m. local time for the following purposes:

1.

to elect five directors to the board of directors, each to serve for a term of office to expire at the close of the next annual general meeting and to hold office until his successor has been duly elected or appointed;

2.

to appoint DMF Sistem Uluslararası Bağımsız Denetim Danışmanlık ve YMM A.Ş. to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Company’s audit committee to determine their remuneration;

3.	to approve, on an advisory basis, the Company’s executive compensation; and
4.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the Company’s audited financial statements for the year ended December 31, 2019, together with the report of the auditors thereon, will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on April 9, 2020, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. You may vote your common shares via a toll-free telephone number or over the Internet. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote by signing, dating, and mailing the proxy card in the envelope provided. Voting in one of these ways will ensure that your common shares are represented at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the proxy statement.

By Order of the Board of Directors,

N. MALONE MITCHELL 3rd

Chief Executive Officer

Addison, Texas

April 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 5, 2020: Our Notice of Annual Meeting of Shareholders, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2019 are also available at https://transatlanticpetroleum.gcs-web.com/annual-meeting

TRANSATLANTIC PETROLEUM LTD.

c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway

Addison, Texas 75001

(214) 220-4323

PROXY STATEMENT

DATED APRIL 20, 2020

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, JUNE 5, 2020

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of your proxy by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2020 Annual General Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on June 5, 2020, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting.

When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted “FOR” the election of the director nominees; “FOR” the appointment of DMF Sistem Uluslararası Bağımsız Denetim Danışmanlık ve YMM A.Ş. (“DMF”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Company’s audit committee to determine their remuneration; and “FOR” the approval, on an advisory basis, the Company’s executive compensation.

This Proxy Statement and form of proxy are being mailed or made available to shareholders on or about April 24, 2020. The Annual Report does not form any part of the materials for solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 5, 2020: Our official Notice of Annual Meeting of Shareholders, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2019 are also available at https://transatlanticpetroleum.gcs-web.com/annual-meeting.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making the Notice, this Proxy Statement, and our Annual Report to Shareholders (the “Annual Report”) available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of proxy materials, lower the costs of the Annual Meeting, and help to conserve natural resources. Each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) will receive a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access and review the proxy materials, including the Notice, this Proxy Statement, and our Annual Report, on the Internet and how to access an electronic proxy card to vote on the Internet. The Proxy Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you request one. If you receive a Proxy Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Proxy Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Friday, June 5, 2020 at 1:00 p.m. local time in Ballroom B at the Clubs of Prestonwood, 15909 Preston Road, Dallas, Texas 75248. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the registered office of the Company and the Calgary office of its registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), during regular business hours and at the Annual Meeting.

The principal executive offices of the Company are located at, and the mailing address of the Company is, 16803 Dallas Parkway, Addison, Texas 75001, c/o TransAtlantic Petroleum (USA) Corp.

Who Can Vote

The board of directors has fixed April 9, 2020 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 62,349,063 common shares of the Company, par value $0.10 per share (the “Common Shares”), issued and outstanding on the Record Date. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

For proposal 1, a majority of the votes cast at the Annual Meeting is required for approval. For each director nominee, shareholders may either vote “FOR” that director nominee, “AGAINST” that director nominee, or may “ABSTAIN” from voting for that director nominee. This means that the shareholders will elect a director nominee when the number of votes cast for a director nominee’s election exceeds the number of votes cast against that director nominee’s election.

For proposals 2 and 3, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “FOR,” “AGAINST,” or “ABSTAIN.”

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Proposal 2, the appointment of the Company’s independent registered public accounting firm, is a discretionary item under the voting procedures of the New York Stock Exchange (“NYSE”). NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

Abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. Abstentions do not count as a vote cast under Bermuda law and will have no effect on the outcome of proposals 1, 2, and 3. Broker “non-votes” will have no effect on the outcome of proposal 1 and 3 and are not applicable to proposal 2 as described above.

How to Vote

You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the shareholder of record, you can vote by proxy via a toll-free telephone number, over the Internet, or by mail. Please refer to your Proxy Notice or the proxy card included with these proxy materials for instructions on how to access an electronic proxy card to vote on the Internet, vote by telephone, or to receive a paper copy of the proxy materials to vote by mail. If you are not the record holder of your Common Shares, please follow the instructions provided by your broker, bank or other nominee.

All Common Shares represented by a proxy received by the Company’s transfer agent, Computershare, by 11:59 p.m. Eastern time on June 3, 2020 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy and do not specify your vote, your shares will be voted as recommended by the board of directors.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by submitting a duly executed proxy bearing a later date by telephone, via the Internet, or by mail; or (iii) by voting your shares in person or by an appointed agent or representative at the Annual Meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. Officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone, or other electronic means. These officers and employees will not receive additional compensation for soliciting proxies. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote “FOR” the election of the director nominees; “FOR” the appointment of DMF to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Company’s audit committee to determine their remuneration; and “FOR” the approval, on an advisory basis, of the Company’s executive compensation.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one Proxy Statement and one Annual Report or one Proxy Notice may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement and the Annual Report or Proxy Notice at a shared address to which a single copy of the Proxy Statement and the Annual Report or Proxy Notice was delivered. Requests for additional copies of the Proxy Statement and the Annual Report or Proxy Notice, and requests that in the future separate Proxy Statements and Annual Reports or Proxy Notices be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas, 75001, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the Proxy Statement and the Annual Report or Proxy Notice may request that they receive a single copy in the future by contacting the Company at the address and phone number set forth in the prior sentence.

2019 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, at the Annual Meeting, the Company will present its financial statements for the year ended December 31, 2019, which have been audited by RBSM LLP (“RBSM”). Those financial statements are included in the Annual Report, a copy of which is being delivered or otherwise made available, together with this Proxy Statement. No vote is required by shareholders with respect to the Company’s 2019 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of voting securities is its Common Shares. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on March 20, 2020 by (i) each current director and director nominee; (ii) each named executive officer; and (iii) all of the Company’s executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person. Percentages of beneficial ownership are based on 62,349,063 Common Shares outstanding on March 20, 2020. Unless otherwise indicated in the footnotes, the address for each listed person is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
N. Malone Mitchell 3rd(2)	31,112,182	49.9%
David G. Mitchell	18,489	*
Selami E. Uras	101,541	*
Charles J. Campise	86,916	*
Jonathon T. Fite(3)	3,111,218	4.99%
K. Kirk Krist	0	*
Harold Lee Muncy	44,604	*
Gregory K. Renwick	91,061	*
Mel G. Riggs	96,358	*
Randall I. Rochman(4)	1,149,303	1.82%

All executive officers and directors as a group (10 persons)(5)	35,806,072	56.95%

*	Less than 1% of the outstanding Common Shares.
(1)

Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to restricted stock units that were outstanding on March 20, 2020 and that will vest within 60 days of March 20, 2020. Restricted stock units that will vest within 60 days after March 20, 2020 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The number of Common Shares shown as beneficially owned also includes Common Shares that may be acquired upon conversion of 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) at a conversion price of $1.0928 per Common Share. Common Shares that may be acquired upon conversion of Series A Preferred Shares are deemed outstanding for computing the percentage of the person holding Series A Preferred Shares but are not deemed outstanding for computing the percentage of any other person.

(2)

Based on Amendment No. 22 to Schedule 13D filed by Dalea Partners, LP (“Dalea”), Dalea Management, LLC (“Dalea Management”), Longfellow Energy, LP (“Longfellow”), Deut 8, LLC (“Deut 8”), Mr. Mitchell, and Amy Mitchell (together, the “Mitchell Group”) on December 13, 2019 (“Mitchell Amendment No. 22”) and a Form 4 filed by Mr. Mitchell on January 16, 2020 (“Mitchell Form 4”). According to Mitchell Amendment No. 22 and Mitchell Form 4, Dalea shared voting and dispositive power over 6,789,787 Common Shares, Dalea Management shared voting and dispositive power over 6,789,787 Common Shares, Longfellow shared voting and dispositive power over 39,827,220 Common Shares, Duet 8 shared voting and dispositive power over 39,827,220 Common Shares, Mr. Mitchell had sole voting and dispositive power over 250,210 Common Shares, shared voting power over 57,016,617 Common Shares, and shared dispositive power over 57,266,827 Common Shares, and Mrs. Mitchell had sole voting and dispositive power over 25,000 Common Shares and shared voting and dispositive power over 57,016,617 Common Shares. Mr. and Mrs. Mitchell indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. and Mrs. Mitchell. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. and Mrs. Mitchell. Mr. Mitchell is a manager of Deut 8. Mr. and Mrs. Mitchell and their children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman and chief executive officer. Includes 26,308,550 Common Shares issuable to Dalea and Longfellow upon conversion of Series A Preferred Shares. The members of the Mitchell Group are prohibited from converting the Series A Preferred Shares held by each of them if any member of the Mitchell Group would obtain beneficial ownership in excess of 49.9% of the outstanding Common Shares.

(3)

Based on a Form 4 filed by Mr. Fite on December 31, 2019 (the “Fite Form 4”). According to the Fite Form 4, Mr. Fite owns 56,107 Common Shares, and KMF Investments Partners, LP owns 2,681,765 Common Shares and 373,346 Common Shares that may be acquired upon conversion of Series A Preferred Shares within 60 days of March 20, 2020. KMF Investments Partners, LP is prohibited from converting the Series A Preferred Shares held by it if it or Mr. Fite would obtain beneficial ownership in excess of 4.99% of the outstanding Common Shares. Mr. Fite, as a co-owner of the general partner of KMF Investments Partners, LP and a limited partner of KMF Investments Partners, LP, may be deemed to beneficially own the Common Shares beneficially owned by KMF Investments Partners, LP.

(4)

Based on Amendment No. 1 to Schedule 13D filed on July 1, 2017 by West Family Investments, Inc., West Investment Holdings, LLC, Gary West, Mary West, and Mr. Rochman (“West Amendment No. 1”) and a Form 4 filed by Mr. Rochman on December 31, 2019 (“Rochman Form 4”). According to West Amendment No. 1 and Rochman Form 4, Mr. Rochman has sole voting and dispositive power over 1,149,303 Common Shares, consisting of 462,993 Common Shares and 686,310 Common Shares that may be acquired upon conversion of Series A Preferred Shares.

(5)	Reflects the information in footnotes (1) through (4) above.

Securities Owned by Certain Beneficial Owners

The following table sets forth information known to the Company about the beneficial ownership of its Common Shares as of March 20, 2020, by each person and entity known to the Company to own beneficially more than 5% of its outstanding Common Shares based on reports they file with the SEC. Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 62,349,063 Common Shares outstanding on March 20, 2020.

Dalea Partners, LP(1)	6,789,787	10.6%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Longfellow Energy, LP(2)	39,827,220	45.9%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

West Family Investments, Inc.(3)	6,815,174	10.2%
1603 Orrington Avenue
Suite 810
Evanston, Illinois 60201

(1)

Based on Mitchell Amendment No. 22 and Mitchell Form 4. According to Mitchell Amendment No. 22 and Mitchell Form 4, Dalea shares voting and dispositive power over 6,789,787 Common Shares, consisting of 4,868,119 Common Shares and 1,921,668 Common Shares that may be acquired upon conversion of Series A Preferred Shares. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Mr. Mitchell is the Company’s chairman and chief executive officer. Dalea is prohibited from converting the Series A Preferred Shares held by it if any member of the Mitchell Group would obtain beneficial ownership in excess of 49.9% of the outstanding Common Shares.

(2)

Based on Mitchell Amendment No. 22 and Mitchell Form 4. According to Mitchell Amendment No. 22 and Mitchell Form 4, Longfellow shares voting and dispositive power over 39,827,220 Common Shares, consisting of 15,440,338 Common Shares and 24,386,882 Common Shares that may be acquired upon conversion of Series A Preferred Shares. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife, and his children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman and chief executive officer. Longfellow is prohibited from converting the Series A Preferred Shares held by it if any member of the Mitchell Group would obtain beneficial ownership in excess of 49.9% of the outstanding Common Shares.

(3)

Based on West Amendment No. 1 and a Form 4 filed by West Family Investments, Inc., West Investment Holdings, LLC, Mary E. West, and Gary West on January 2, 2020 (“West Form 4”). According to West Amendment No. 1, West Family Investments, Inc. shares voting and dispositive power over 6,815,174 Common Shares, consisting of 2,239,774 Common Shares and 4,575,400 Common Shares that may be acquired upon conversion of Series A Preferred Shares. Gary West and Mary West are principals of West Family Investments, Inc. Gary West, Mary West, and West Investment Holdings, LLC may be deemed to beneficially own some or all of the Common Shares beneficially owned by West Family Investments, Inc.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s board of directors currently consists of eight members. Two of the eight members, Jonathon T. Fite and Randall I. Rochman, were appointed by the holders of the Company’s Series A Preferred Shares (the “Series A Directors”) and are not up for election at the Annual Meeting. Five of the six remaining members of the board of directors are standing for re-election at the Annual Meeting. Mel G. Riggs, the remaining director, is not standing for re-election at the Annual Meeting.

The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the close of the next annual general meeting, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation, and terms of service of each Director Nominee as of March 20, 2020:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell 3rd Chairman and Chief Executive Officer Dallas, TX, USA	58	Chairman and Chief Executive Officer of TransAtlantic Petroleum Ltd. President of Riata Corporate Group, LLC (a private oil and natural gas exploration and production company)	2008

Charles J. Campise(1)(2) Director Northlake, TX, USA	69	Former Senior Vice President and Chief Financial Officer of Toreador Resources Corporation (formerly a public oil exploration and production company)	2012

K. Kirk Krist(1) Director Houston, TX, USA	61	President and Chief Executive Officer of The K. Kirk Krist Company (a private oil and gas investment company)	2020

H. Lee Muncy Director Keller, TX, USA	67	Former Vice President of Geosciences of TransAtlantic Petroleum Ltd.	2019

Gregory K. Renwick(3) Director Frisco, TX, USA	71	Former President and Chief Executive Officer of East West Petroleum Corp. (a public oil and natural gas exploration and production company)	2014

(1)	Member of the corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Director Nominees include a brief description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes, and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell 3rd has served as the Company’s chief executive officer since May 2011, as a director since April 2008, and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC and Longfellow Energy, LP, a Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development, and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer, and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States. Mr. Mitchell earned a B.S. from Oklahoma State University.

Through his senior executive officer positions at Riata Corporate Group, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience, and over 30 years of experience in the oil and natural gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and natural gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Charles J. Campise has served as a director since June 2012. He retired from Toreador Resources Corporation, an oil exploration and production company in March 2010, where he had served as senior vice president and chief financial officer since May 2006. Mr. Campise served as corporate controller for Transmeridian Exploration Incorporated from December 2003 until May 2005. Prior to that, Mr. Campise served in a variety of financial and accounting positions at Sovereign Oil & Gas Company, Apache Corporation, and Ocean Energy, Inc.

Mr. Campise is a former chief financial officer who brings more than 40 years of international oil and natural gas financial and accounting expertise to the board of directors. Mr. Campise is chairman of the Company’s audit committee and an audit committee financial expert as a result of his 29 years of experience as a certified public accountant and more than 40 years of experience in various accounting and financial roles at oil and natural gas exploration and production companies.

K. Kirk Krist has served as a director since April 2020. Mr. Krist has served as president and chief executive officer of The K. Kirk Krist Company, a Houston-based private company specializing in oil and gas leasing, land management, farmouts, mergers, investments, venture capital, acreage swaps, mineral interests, overrides, royalties, acquisitions and divestitures, since 1981. From 1997 until a 2010 sale to Halliburton (NYSE: HAL), Mr. Krist served as a member of the board of directors, and from 2002 to 2006 as chairman of the board of directors, of Boots & Coots International Well Control, Inc. (Amex: WEL), a well control service company. Mr. Krist served as chairman and chief executive officer of Applied Snubbing Technology from 1997 until its sale in 1999 to Cudd Pressure Control/RPC (NYSE: RES). Mr. Krist served as chief executive officer and president of K. Kirk Krist & Associates, Inc. (“KKK&A”), a Houston-based land management services company, from 1981 until 1997, when Mr. Krist sold his interest in KKK&A to its management team. Mr. Krist earned a B.B.A. from the University of Texas.

Mr. Krist has extensive experience as an executive officer in the oil and natural gas services industry and has extensive financial, executive leadership, and organizational experience. Mr. Krist also has experience serving as a director of a public company, which brings important insights into board oversight and corporate governance matters.

H. Lee Muncy has served as a director since June 2019. Mr. Muncy served as the Company’s vice president of geosciences from 2014 until his retirement in 2019. Mr. Muncy previously served as vice president, exploration for the Bass Companies, a group of Fort Worth, Texas-based independent oil and natural gas exploration and production companies, where he worked from 2000 to 2012. He began his career as a geologist with Mobil Oil Corporation and served as exploration manager for Fina Oil & Chemical Company and vice president of exploration and land for TransTexas Gas Corp. Mr. Muncy earned a B.S. and an M.S. in Geology & Mineralogy from The Ohio State University.

Including his executive officer positions at the Company and the Bass Companies, Mr. Muncy brings to the board of directors more than 40 years of geological experience in the oil and natural gas industry, where he has focused on exploration, exploitation, and worldwide transactions. Mr. Muncy is familiar with the Company’s day-to-day operations and would provide the board with important insights into operations and business development.

Gregory K. Renwick has served as a director since February 2014. Mr. Renwick worked at Mobil for 25 years and, under his leadership, Mobil successfully acquired upstream assets in Kazakhstan, Turkmenistan, and Azerbaijan. He served as president and chief executive officer of East West Petroleum Corp. from 2010 to 2013 and as the director of business development for Dana Gas PJSC in the United Arab Emirates from 2007 to 2010. Mr. Renwick served as a director of North American Oil and Gas Corp. from 2012 through 2013.

Mr. Renwick is a seasoned global petroleum executive with technical and management experience in the region in which the Company operates. With over 35 years of experience in the petroleum industry, Mr. Renwick provides the board with important insights into business development and exploration activities.

Unless otherwise directed, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Each of the Director Nominees is presently a director of the Company.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, Director Nominee, or executive officer and any other person pursuant to which any person was selected as a director, Director Nominee, or executive officer. There are no family relationships between any of the Company’s directors, Director Nominees, or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, Director Nominees, or executive officers.

the board of directors recommends that the Shareholders vote “for” each director nominee For election to the board of directors

Directors Appointed by Holders of Series A Preferred Shares

The following table and text set forth the name, position, residence, age, principal occupation, and terms of service of each Series A Director as of March 20, 2020:

Name	Age	Principal Occupation	Director Since
Jonathon T. Fite(1) Director Denton, TX, USA	45	Investment Manager KMF Investment Partners, LP (a private investment partnership)	2016

Randall I. Rochman(2) Director Glencoe, IL, USA	61	Chief Executive Officer West Family Investments, Inc. (an investment firm)	2016

(1)	Member of the compensation committee.
(2)	Member of the audit committee.

The following sets forth the biographical background information for each Series A Director. In addition, the biographies of the Series A Directors include a brief description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each person should serve as a director.

Jonathon T. Fite has served as a director since December 2016. Mr. Fite has served as a Managing Partner of KMF Investments, LP, a private investment partnership, since March 2008. From 1998 to 2008, Mr. Fite was a strategic consultant at Accenture, advising Fortune 500 clients on matters including merger and acquisitions, supply chain operations, and process reengineering. Mr. Fite is also a Lecturer for the College of Business at the University of North Texas. He graduated with honors from the University of Arkansas with a B.S. and M.S. in Industrial Engineering.

Mr. Fite’s experience managing a private investment partnership and serving as a strategic consultant brings important insights into board oversight and compensation matters.

Randall I. Rochman has served as a director since December 2016. Mr. Rochman has served as the CEO of West Family Investments, Inc. in Evanston, IL, since 2007. Mr. Rochman was previously a Vice President of, and held various positions within, the Investment Management Division at Goldman Sachs in Chicago and New York from 1981 to 2007. He received his B.S. in Accounting from the University of Illinois, and his M.M. in Finance from Northwestern University (Kellogg).

Mr. Rochman brings more than 30 years of financial experience and expertise to the board. With his experience in management positions within the investment sector, Mr. Rochman brings important insights into board oversight and audit matters.

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee, and the corporate governance committee. Messrs. Campise, Riggs, and Rochman serve on the audit committee. Messrs. Fite, Renwick, and Riggs serve on the compensation committee. Messrs. Campise, Krist, and Riggs serve on the corporate governance committee. Mr. Campise is chairman of the audit committee, Mr. Fite is chairman of the compensation committee, and Mr. Riggs is chairman of the corporate governance committee.

The board of directors held nine meetings during 2019. During 2019, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors. During 2019, each director attended 75% or more of the aggregate of the total number of meetings held by all committees of the board on which such director then served. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Every director then serving attended the 2019 Annual Meeting of Shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information, and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct, and results of the annual independent audit, finance, and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. The audit committee monitors internal control and management information systems. The audit committee held five meetings during 2019.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE American rules, SEC rules, and Canadian securities law requirements. See “Corporate Governance—Director Independence.” In addition, the board of directors has determined that Mr. Campise meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee charter adopted by the board of directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs, and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive, and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held three meetings during 2019.

All members of the compensation committee have been determined to meet the appropriate standards for independence in accordance with the NYSE American rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring, and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for determining the slate of directors for election to the board of directors, identifying individuals qualified to become board members, and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held one meeting during 2019.

All members of the corporate governance committee have been determined to meet the appropriate standards for independence in accordance with the NYSE American rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited consolidated financial statements for 2019, which includes the Consolidated Balance Sheets as of December 31, 2019 and 2018, and the related Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Equity, and Consolidated Statements of Cash Flows for each of the years ended December 31, 2019 and 2018, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements, the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit of the Company’s financial statements, and the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

Management of the Company has the responsibility for the preparation, presentation, and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company, and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s former independent registered public accounting firm, RBSM, was responsible for auditing the Company’s consolidated financial statements, expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, and performing reviews of the unaudited quarterly financial statements. In performing its functions, the audit committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group, and independent registered public accounting firm.

During fiscal year 2019, the audit committee met and held discussions with management, the internal audit group, and the independent registered public accounting firm and met independently as a committee. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 31, 2019 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the audit committee by the Statement on Auditing Standards No. 1301 (Communications with Audit Committees). In addition, the audit committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the report of management on the effectiveness of the Company’s internal control over financial reporting. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company. The audit committee has concluded that the independent registered public accounting firm’s provision of audit and non-audit services to the Company and its subsidiaries is compatible with the independent registered public accounting firm’s independence.

Based on the audit committee’s discussions with management, the Company’s internal auditors, and RBSM and the audit committee’s review of the audited consolidated financial statements, including the representations of management and RBSM with respect thereto, and subject in all cases to the limitations on the role and responsibilities of the audit committee referred to above and set forth in the audit committee charter, the audit committee recommended to the Company’s board of directors, and the Company’s board of directors has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

AUDIT COMMITTEE

Charles J. Campise, Chairman

Mel G. Riggs

Randall I. Rochman

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE American Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE American rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE American and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship that, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members and the Director Nominees are “independent” within the meaning of the NYSE American rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Campise, Fite, Krist, Renwick, Riggs, and Rochman are “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Campise, Riggs, and Rochman, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE American rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (i) all of the above-cited objective criteria for independence were satisfied and (ii) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently combined. Mr. Mitchell serves as the Company’s chairman and chief executive officer. The board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Mitchell is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of board discussions, Mr. Mitchell is the director best qualified to chair those discussions. In addition,

Mr. Mitchell’s experience and knowledge of the Company and the oil and natural gas industry are critical to board discussions and the Company’s success. The board of directors believes that Mr. Mitchell is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Mitchell’s interests are sufficiently aligned with the shareholders he represents.

The board of directors does not have a lead independent director. However, to help ensure the independence of the Company’s board of directors, the independent directors of the board generally meet without members of management at regularly scheduled board meetings held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairman of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

The compensation committee assessed whether the Company’s employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the compensation committee considered that its executive compensation programs are designed with what it believes is an appropriate focus on the Company’s short-term and long-term performance. The compensation committee also considered risk mitigation elements of these programs, including the general long-term equity compensation policy of having awards of restricted stock units vest over a three-year period. The results of that assessment were that the Company’s employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. The board and the corporate governance committee have established that a new director nominee must have a track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required, and a willingness to serve in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards), and particular areas of expertise, all in the context of the needs of the board. Although the Company does not have a policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences, and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because to date, the Company has not received any recommendations from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s Proxy Statement, the directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Tabitha T. Bailey, Vice President, General Counsel, and Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: c/o Tabitha T. Bailey, Vice President, General Counsel, and Corporate Secretary, TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001. The Company will forward the communication on a confidential basis to the appropriate directors.

 Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of April 9, 2020:

Name	Age	Positions
N. Malone Mitchell 3rd	58	Chairman and Chief Executive Officer
Tabitha T. Bailey	34	Vice President, General Counsel, and Corporate Secretary
Todd C. Dutton	66	President
Michael P. Hill	38	Chief Accounting Officer
David G. Mitchell	39	Vice President of Engineering
Selami E. Uras	62	Executive Vice President--Turkey

N. Malone Mitchell 3rd has served as the Company’s chief executive officer since May 2011, as a director since April 2008, and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC and Longfellow Energy, LP, a Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development, and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer, and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States. Mr. Mitchell earned a B.S. from Oklahoma State University.

Tabitha T. Bailey has served as the Company’s vice president, general counsel, and corporate secretary since January 2019, and as associate general counsel from June 2017 to January 2019. Previously, Ms. Bailey served as an attorney in the corporate department at Akin Gump Strauss Hauer & Feld LLP from October 2013 to June 2017, where she represented clients in mergers, acquisitions, capital raising, securities compliance, and other strategic transactions across a broad range of industries. Ms. Bailey began her career as an attorney in the corporate department at Haynes and Boone, LLP. Ms. Bailey earned a B.A. in International Studies from the University of Mississippi and a J.D. from Vanderbilt University Law School.

Todd C. Dutton has served as the Company’s president since May 2014. Mr. Dutton has served as president of Longfellow, a Dallas, Texas-based independent oil and natural gas exploration and production company owned by the Company’s chairman and chief executive officer, N. Malone Mitchell 3rd and his family, since January 2007, where his primary responsibility is to originate and develop oil and natural gas projects. He brings 39 years of experience in the oil and natural gas industry, focusing on exploration, acquisitions and property evaluation. He has served in various supervisory and management roles at Texas Pacific Oil Company, Coquina Oil Corporation, BEREXCO INC., and Riata Energy, Inc. Mr. Dutton earned a B.B.A. in Petroleum Land Management from the University of Oklahoma.

Michael P. Hill has served as the Company’s chief accounting officer and principal accounting and principal financial officer since January 2019. Mr. Hill served as chief accounting officer of AVAD Energy Partners, LLC from December 2017 to January 2019, where he was responsible for internal and external financial reporting, cash management, debt compliance, relationships with oil and gas purchasers, execution of the hedging strategy, and analyzing profitability. Previously, Mr. Hill served as the Company’s corporate controller from June 2017 to December 2017, the Company’s financial reporting manager from 2012 to June 2017, and the Company’s senior financial reporting accountant from 2010 to 2012. Mr. Hill also served as international controller at Toreador Resources Corporation and began his career as an auditor at Grant Thornton LLP. Mr. Hill earned a B.B.A. in Accounting and Finance from Texas Tech University.

David G. Mitchell has served as the Company’s vice president of engineering since February 2017. Previously, Mr. D. Mitchell served as the Company’s operations manager from January 2017 to February 2017 and senior operations engineer from May 2013 to January 2017. In addition to his experience at the Company, Mr. D. Mitchell has also served in corresponding positions at Longfellow Energy, LP since May 2013. Previously, Mr. D. Mitchell held various positions in production, midstream, development, and completions engineering throughout British Columbia, Alberta, New York, and Pennsylvania with Talisman Energy.  Mr. D. Mitchell holds a BASC (Engineering) from the University of British Columbia and is a registered Professional Engineer (Alberta).

Selami E. Uras has served as the Company’s executive vice president since 2016. From 2006 to 2016, Mr. Uras served as resident representative / manager of the Company in Turkey. Prior to joining the Company in 2006, Mr. Uras served as the resident general manager of ARCO Oil and Gas Company (ARCO) in Turkey for fifteen years. Mr. Uras began his career in the oil and gas industry in 1980 at Geophysical Services Inc. (GSI), a subsidiary of Texas Instruments Corporation. Mr. Uras is also a successful entrepreneur in certain other industries, including mining. Mr. Uras graduated from TED Ankara College in 1976 and earned his CPA certificate from The Faculty of Economical & Commercial Sciences in Ankara in 1980.

Compensation of directors

Elements of Director Compensation

In 2019, all directors, including the chairman, received an annual retainer fee of $67,500, consisting of $25,000 in cash, with 50% paid in each of June and December, and $42,500 in restricted stock units issued under the TransAtlantic Petroleum Ltd. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”). The chairman of the Company’s audit committee received an additional annual fee of $22,500 in cash. In 2020, all directors, including the chairman, will receive an annual retainer fee of $79,000 in cash. In addition, directors serving on an ad hoc special committee will receive a $1,000 cash fee for each special committee meeting attended and the chairman of the ad hoc special committee received an additional $1,000 cash fee for each meeting attended. Directors do not receive extra compensation for serving on the audit, compensation, or corporate governance committees of the board or for serving as chairman of the compensation committee or corporate governance committee. Directors are reimbursed for travel and other expenses directly associated with Company business.

Fiscal Year 2019 Director Compensation Table

The following table provides information regarding director compensation during 2019. Mr. Mitchell serves as chairman of the board and the Company’s chief executive officer. Mr. Mitchell received director compensation as described above for his 2019 service as chairman and a salary for his 2019 services as chief executive officer. His compensation is reported in the Fiscal Year 2019 and 2019 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)(3)	Total ($)
Bob G. Alexander(4)	25,000	40,104	65,104
Brian E. Bayley(5)	12,500	40,104	52,604
Charles J. Campise	47,500	40,104	87,604
Jonathon T. Fite	25,000	40,104	65,104
H. Lee Muncy	12,500	0	12,500
Gregory K. Renwick	25,000	40,104	65,104
Mel G. Riggs	25,000	40,104	65,104
Randall I. Rochman	25,000	40,104	65,104

(1)

Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock unit is equal to the number of Common Shares underlying the restricted stock unit multiplied by the closing price of the Common Shares on the NYSE American on the date of grant. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)

The amounts in this column reflect a grant of restricted stock units on July 24, 2019, which will vest in full on June 3, 2020. The number of restricted stock units to be awarded was calculated using a price of $0.8159 per restricted stock unit.

(3)	The chart below shows the aggregate number of outstanding restricted stock units held by each non-employee director as of December 31, 2019.

Director	Number of Common Shares Subject to Share Awards
Alexander	52,090
Bayley	52,090
Campise	52,090
Fite	52,090
Muncy	0
Renwick	52,090
Riggs	52,090
Rochman	52,090
(4)	Mr. Alexander passed away on April 5, 2020.
(5)	Mr. Bayley ceased to be a director of the Company on June 4, 2019.

COMPENSATION OF EXECUTIVE OFFICERS

Fiscal Year 2019 and 2018 Summary Compensation Table

The following Fiscal Year 2019 and 2018 Summary Compensation Table contains information regarding compensation for 2019 and 2018 that the Company paid to its named executive officers. Riata Management, LLC (“Riata”) pays for a portion of the salary, cash bonus, and benefits earned by the named executive officers as a result of their provision of services to the Riata Entities (as defined below) pursuant to the Service Agreement (as defined below). See “—Certain Relationships and Related Transactions—Service Agreement” below for additional information. N. Malone Mitchell 3rd and his wife own 100% of Riata.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
N. Malone Mitchell 3rd(4) Chairman of the Board and Chief Executive Officer	2019 2018	229,082 276,863	0 0	72,409 50,725	1,748,265 2,101,837	2,047,756 2,429,425

David G. Mitchell(5) Vice President of Engineering	2019 2018	288,000 278,423	255,301 998,690	22,516 3,326	22,665 20,579	588,482 1,301,018

Selami E. Uras Executive Vice President—Turkey	2019 2018	464,963 465,561	167,127 211,565	37,205 16,423	5,942 5,542	675,237 699,091

(1)

Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with ASC 718. The grant date fair value of the restricted stock unit is equal to the number of Common Shares underlying the restricted stock unit multiplied by the closing price of the Common Shares on the NYSE American on the date of grant. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)

For the named executive officers other than Mr. Mitchell, these amounts consist of Company-paid portions of insurance premiums, Company contributions to a 401(k) savings plan, Company-paid international travel incentives, and reimbursement for cell phone expenses.

(3)

For Mr. Mitchell, the amounts shown consist of approximately $1.7 million in 2019 and $2.1 million in 2018 reimbursed to the Riata Entities pursuant to the Service Agreement, which includes payments to the Riata Entities for salaries and benefits for employees of the Riata Entities who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of the Riata Entities’ overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as an employee or a director. See “Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

(4)

The amounts shown in the “Salary” and “Stock Awards” columns represent director compensation paid to Mr. Mitchell for service as chairman of the board and, for 2019 and 2018, $204,082 and $251,863, respectively, of salary for services as chief executive officer.

(5)

In 2019 and 2018, the Company was reimbursed $304,991 and $1,136,185, respectively, by the Riata Entities pursuant to the Service Agreement (as defined below) for a portion of the salary, cash bonus, and benefits earned by Mr. D. Mitchell for services provided to the Riata Entities (as defined below).

Indemnification Agreements

The Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by the Bermuda Companies Act 1981 or other applicable law, against any and all expenses of a proceeding, in the event that such person was, is or becomes a party to or witness or other participant in such proceeding by reason of such person’s service as a member of the Company’s board of directors or as an executive officer.

Fiscal Year 2019 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock awards held on December 31, 2019 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE American on December 31, 2019, which was $0.4883 per share. Each award consists of restricted stock units granted under the 2019 Incentive Plan or the TransAtlantic Petroleum Ltd. 2009 Long-Term Incentive Plan (the “2009 Incentive Plan”).

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
N. Malone Mitchell 3rd	5/31/2018(1)	3,684	1,799
	7/24/2019(2)	41,960	20,489
	7/24/2019(3)	52,090	25,436
David G. Mitchell	4/14/2017(4)	242	118
	5/31/2018(1)	1,352	660
	7/24/2019(2)	29,245	14,280
Selami E. Uras	4/14/2017(4)	3,078	1,503
	5/31/2018(1)	6,676	3,260
	7/24/2019(2)	48,325	23,597

(1)	One-half vested on January 15, 2020, and the final half will vest on January 15, 2021.
(2)	One-third vested on January 15, 2020, the second third will vest on January 15, 2021, and the final third will vest on January 15, 2022.
(3)	Vests in full on June 3, 2020.
(4)	Vested in full on January 15, 2020.

Equity Compensation Plan Information

The following table sets forth the number of Common Shares to be issued upon the vesting of restricted stock units issued pursuant to the 2009 Incentive Plan and the 2019 Incentive Plan and the number of Common Shares remaining available for future issuance under the 2009 Incentive Plan and the 2019 Incentive Plan at December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plan approved by security holders	854,278(2)	$—	2,344,853(3)(4)
Equity compensation plan not approved by security holders	—	—	—
Total	854,278	$—	2,344,853

(1)	The only awards outstanding are restricted stock units, which have no exercise price.
(2)

As of December 31, 2019, there were 87,629 Common Shares underlying outstanding restricted stock units awarded pursuant to the 2009 Incentive Plan and 766,649 Common Shares underlying outstanding restricted stock units awarded pursuant to the 2019 Incentive Plan.

(3)	The 2009 Incentive Plan terminated on December 31, 2018.
(4)

Pursuant to the 2019 Incentive Plan, the maximum aggregate number of Common Shares reserved for issuance under the Incentive Plan may not exceed 5% of Common Shares outstanding from time to time. As of December 31, 2019, there were 62,230,058 Common Shares outstanding. The number of Common Shares issuable pursuant to the Incentive Plan automatically increases as the number of issued and outstanding Common Shares increases. As of April 9, 2020, there were 62,349,063 Common Shares outstanding and 597,913 Common Shares underlying outstanding restricted stock units awarded pursuant to the 2019 Incentive Plan. As of April 9, 2020, there were 2,350,804 Common Shares remaining available for future issuances under the 2019 Incentive Plan.

Annual Burn Rate under Equity Compensation Plans

The following table sets forth information in respect of the number of restricted stock units granted under the 2009 Incentive Plan in 2017 and 2018 relative to the weighted average number of Common Shares outstanding in 2017 and 2018, respectively, and the number of restricted stock units granted under the 2019 Incentive Plan in 2019 relative to the weighted average number of Common Shares outstanding in 2019.

Year	Number of Restricted Stock Units Granted During the Applicable Year	Weighted-average Number of Common Shares Outstanding for the Applicable Fiscal Year	Burn Rate
2019	766,649	55,133,783	1.39%
2018	311,416	50,505,480	0.62%
2017	491,815	48,165,810	1.02%

Potential Payments upon Termination or Change of Control

Set forth below are the amounts that then-serving named executive officers would have received if the following specified events had occurred on December 31, 2019. In calculating the amounts in the table, the Company based the stock distribution values on a price of $0.4883 per share, which was the closing price of the Company’s Common Shares on the NYSE American on December 31, 2019.

Name	Payment(1)	Termination Following a Change in Control ($)	Death ($)	Disability ($)
N. Malone Mitchell 3rd	Restricted Stock Units	47,724	47,724	47,724

David G. Mitchell	Restricted Stock Units	15,058	15,058	15,058

Selami E. Uras	Restricted Stock Units	28,360	28,360	28,360

(1)

Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2019. The value shown is equal to the number of restricted stock units multiplied by $0.4883 per share, which was the closing price of the Common Shares on the NYSE American as of December 31, 2019.

 Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors, and greater than 10% shareholders to furnish us with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms furnished or available to the Company, the Company believes that its directors, executive officers, and 10% shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2019, except as follows: Mr. Hill filed a late Form 4 on February 7, 2019, and Mr. Muncy filed a late Form 4 on June 11, 2019.

Certain Relationships and Related Transactions

During 2019, the Company had various related-party transactions with its chairman and chief executive officer, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in energy opportunities. The various companies that Mr. Mitchell owns or controls and his relationship with the companies as well as a description of the material terms of the related-party transactions are included below.

•	Mr. Mitchell and his wife own 100% of Riata.
o	Riata owns 100% of MedOil Supply, LLC (“MedOil Supply”).
•	Mr. Mitchell and his wife own 100% of Dalea.
•	Mr. Mitchell and his children indirectly own 94.4% of Dalea Investment Group, LLC (“Dalea Investment”).
o	Dalea Investment owns 100% of Production Solutions International Limited (“PSIL”).
▪	PSIL owns 100% of Production Solutions International Petrol Arama Hizmetleri Anonim Sirketi (“PSI”).

•	Mr. Mitchell, his wife, and his children indirectly own 100% of Longfellow.
•	Mr. Mitchell, his wife, and his children indirectly own 55.6% of LFN Holdco, LLC (“LFN”).
•	Mr. Mitchell, his wife, and his children indirectly own 20% of Red Rock Minerals, LP (“RRM”).
•	Mr. Mitchell, his wife, and his children indirectly own 69.1% of Red Rock Minerals II, LP (“RRM II”).
•	Mr. Mitchell and one of his children indirectly own 97.5% of Red Rock Advisors, LLC (“RRA”).
•	Mr. Mitchell, his wife, and his children indirectly own a 52.2% voting interest in NexLube Operating, LLC (“NexLube”).
•	Mr. Mitchell and his children own 97.5% of Gundem Yatirim ve Ticaret A.S. (“Gundem Yatirim”).

During 2019, the Company had various related-party transactions with its executive vice president—Turkey, Mr. Uras, and various companies partially owned by Mr. Uras. The various companies that Mr. Uras owns and his relationship with the companies as well as a description of the material terms of the related-party transactions are included below.

•	Mr. Uras owns 0.6% of Dalea Investment.
•	Mr. Uras owns 2.5% of Gundem Yatirim.

Service Agreement

The Company is a party to a Service Agreement (as amended, the “Service Agreement”) with Longfellow, Riata, MedOil Supply, LFN, RRM, RRM II, RRA, PSIL, NexLube, and their subsidiaries (collectively, the “Riata Entities”), under which the Company and the Riata Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Riata Entities agree to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services, and entertainment services, and the Company and the Riata Entities agree to provide to each other certain management consulting services, oil and natural gas services, and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or any Riata Entity may terminate the Service Agreement at any time by providing advance notice of termination to the other parties.

Pursuant to the Service Agreement, a portion of the salary, cash bonus, and benefits earned by certain of the Company’s employees, including its named executive officers, is paid by the Company, and the applicable Riata Entities reimburse the Company for the actual cost of the services performed by such employees, including named executive officers, for any of the Riata Entities. In 2019, the Riata Entities reimbursed the Company $304,991 for a portion of the salary, cash bonus, and benefits provided to certain named executive officers. In addition, pursuant to the Service Agreement, a portion of the salary, cash bonus, and benefits earned by certain family members of Mr. Mitchell is paid by the Riata Entities, and the Company reimburses the Riata Entities for the costs of the services performed by certain family members for the Company. In 2019, the Company reimbursed the Riata Entities $114,870 for a portion of the salary, cash bonus, and benefits provided to Mr. Mitchell, his son, daughter, daughter-in-law, nephew, niece, sister-in-law, and brother-in-law.

For 2019, the Company recorded expenditures of $1.7 million for goods and services provided by the Riata Entities pursuant to the Service Agreement or other arrangements described below, including salary, bonus, and benefits reimbursements identified in the prior paragraph, of which $0.2 million was payable at December 31, 2019. Payables in the amount of $0.2 million due under the Service Agreement at December 31, 2019 were settled in cash during the first quarter of 2020. Receivables in the amount of $0.4 million due to the Company from the Riata Entities at December 31, 2019 were settled in cash during the first quarter of 2020.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company during 2019 to the Riata Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2019
(in thousands)
Salaries and benefits for employees, other than named executive officers	$839
Software development	210
Office equipment and supplies	85
Allocated overhead	237
Travel and entertainment	102
Rent	241
Other	34
Total	$1,748

Other Service Agreements

On June 13, 2012, the Company entered into separate master services agreements with each of Viking International Limited (“Viking International”), Viking Petrol Sahasi Hizmetleri AS (“VOS”), and Viking Geophysical Services Ltd. (“Viking Geophysical”), in connection with the sale of its oilfield services business to a joint venture that was owned by Dalea and funds managed by Abraaj Investment Management Limited. Pursuant to the master services agreements with Viking International and VOS, the Company is entitled to receive certain oilfield services and materials, including, but not limited to, drilling rigs and fracture stimulation that are needed for its operations in Bulgaria and Turkey. Pursuant to the master services agreement with Viking Geophysical, the Company is also entitled to receive geophysical services and materials that are needed for its operations in those countries. Each master services agreement is for a five-year term, with automatic one-year extensions absent notice of termination from either party. Currently, the Company can contract for services and materials on a firm basis and, to the extent that the Company does not contract for all of their services or materials, Viking International, VOS and Viking Geophysical are allowed to contract with third parties for any remaining capacity.

On March 3, 2016, Mr. Mitchell closed a transaction whereby he sold his interest in Viking Services B.V. (“Viking Services”), the beneficial owner of Viking International, VOS, and Viking Geophysical, to a third party. As part of the transaction, Mr. Mitchell acquired certain equipment used in the performance of stimulation, wireline, workover and similar services, which equipment is now owned and operated by a new entity, PSI. Consequently, on March 3, 2016, TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), a subsidiary of the Company, entered into a master services agreement (the “PSI MSA”) with PSI on substantially similar terms to the Company’s prior master services agreements with Viking International, VOS, and Viking Geophysical. Pursuant to the PSI MSA, PSI will perform the Services on behalf of TEMI and its affiliates. On February 28, 2019, TEMI and  PSI entered into an amendment (the “PSI MSA Amendment”) to the PSI MSA, pursuant to which PSI and TEMI agreed to extend the primary term of the PSI MSA to February 26, 2021, with automatic successive renewal terms of one (1) year each, unless terminated by PSI or TEMI by written notice at least sixty (60) days prior to the end of the primary term or any successive renewal term. In 2019, the Company paid PSI approximately $8.7 million under the PSI MSA.

Aircraft Reimbursements

In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for Company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees, and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. For 2019, the Company did not incur any related costs with respect to the use of any aircraft, and as such did not reimburse Riata for any expenses it incurred on the Company’s behalf.

Dalea Amended Note and Pledge Agreement

On April 19, 2016, the Company entered into a note amendment agreement (the “Note Amendment Agreement”) with Mr. Mitchell and Dalea, pursuant to which Dalea agreed to deliver an Amended and Restated Promissory Note (the “Amended Note”) in favor of the Company, in the principal sum of approximately $8.0 million, which Amended Note would amend and restate that certain promissory note, dated June 13, 2012, made by Dalea in favor of us in the principal amount of $11.5 million (the “Original Note.”). The Note Amendment Agreement reduced the principal amount of the Original Note to approximately $8.0 million in exchange for the cancellation of an account payable of approximately $3.5 million (the “Account Payable”) owed by TransAtlantic Albania Ltd. (“TransAtlantic Albania”), a former subsidiary of the Company, to Viking International. The Company had indemnified a third party for any liability relating to the payment of the Account Payable.

Pursuant to the Note Amendment Agreement, on April 19, 2016, the Company entered into the Amended Note, which amended and restated the Original Note that was issued in connection with the Company’s sale of its former subsidiaries, Viking International and Viking Geophysical to a joint venture owned by Dalea and Abraaj Investment Management Limited in June 2012. In the Amended Note, the Company and Dalea acknowledged that (i) while the sale of Dalea’s interest in Viking Services enabled the Company to take the position that the Original Note was accelerated in accordance with its terms, the principal purpose of including the acceleration events in the Original Note was to ensure that certain oilfield services provided by Viking Services to the Company would continue to be available to the Company, and (ii) such services will now be provided pursuant to the PSI MSA. As a result, the Amended Note revised the events triggering acceleration of the repayment of the Original Note to the following: (i) a reduction of ownership by Dalea (and other controlled affiliates of Mr. Mitchell) of equity interest in PSI to less than 50%; (ii) the sale or transfer by Dalea or PSI of all or substantially all of its assets to any person (a “Transferee”) that does not own a controlling interest in Dalea or PSI and is not controlled by Mr. Mitchell (an “Unrelated Person”), or the subsequent transfer by any Transferee that is not an Unrelated Person of all or substantially all of its assets to an Unrelated Person; (iii) the acquisition by an Unrelated Person of more than 50% of the voting interests of Dalea or PSI; (iv) termination of the PSI MSA other than as a result of an uncured default thereunder by TEMI; (v) default by PSI under the PSI MSA, which default is not remedied within a period of 30 days after notice thereof to PSI; and (vi) insolvency or bankruptcy of PSI. The maturity date of the Amended Note was extended to June 13, 2019. The interest rate on the Amended Note remains at 3.0% per annum and continues to be guaranteed by Mr. Mitchell. The Amended Note contains customary events of default. In 2019, Dalea paid the Company $0.1 million in interest. At December 31, 2019, the Amended Note had an outstanding principal balance of $4.0 million.

In addition, pursuant to the Note Amendment Agreement, on April 19, 2016, the Company entered into a Pledge Agreement (the “Pledge Agreement”) with Dalea, whereby Dalea pledged the $2.0 million principal amount of the Company’s 13.0% Senior Convertible Notes due 2017 (“Convertible Notes”) owned by Dalea (the “Dalea Convertible Notes”), including any future securities for which the Dalea Convertible Notes are converted or exchanged, as security for the performance of Dalea’s obligations under the Amended Note. The Pledge Agreement provides that interest payable to Dalea under the Dalea Convertible Notes (or any future securities for which the Dalea Convertible Notes are converted or exchanged) will be credited first against the outstanding principal balance of the Amended Note and, upon full repayment of the outstanding principal balance of the Amended Note, any accrued and unpaid interest on the Amended Note. The Pledge Agreement contains customary events of default. On November 4, 2016, Dalea exchanged $2.0 million of the Convertible Notes for 40,000 Series A Preferred Shares.

On February 28, 2019, the Company and Dalea entered into an amendment (the “Note Amendment”) to the Amended Note (as amended by the Note Amendment, the “Note”), pursuant to which Dalea and the Company agreed to extend the maturity date of the Note to February 26, 2021 (unless otherwise accelerated in accordance with the terms of the Note). As of December 31, 2019, the amount outstanding under the Note was $4.0 million.

Leases

On August 7, 2018 and effective as of June 14, 2018, the Company’s wholly owned subsidiary, TransAtlantic Petroleum (USA) Corp. (“TransAtlantic USA”), entered into a sublease agreement (the “Sublease”) with Longfellow to lease approximately 10,000 square feet of corporate office space in Addison, Texas. The initial lease term under the Sublease commenced on June 14, 2018 (the “Sublease Commencement Date”) and expires on June 30, 2020, unless earlier terminated in accordance with the Sublease. From the Sublease Commencement Date until June 30, 2019, TransAtlantic USA was required to pay monthly rent of $18,333.33 to Longfellow, plus utilities, real property taxes, and liability insurance (to the extent that TransAtlantic USA does not obtain its own liability insurance). The monthly rent increased by $416.67 for the period commencing June 30, 2019 and ending June 30, 2021. In 2019, TransAtlantic USA paid approximately $241,000 to Longfellow pursuant to the Sublease, and the Riata Entities reimbursed the Company $84,665 for a portion of the amounts paid by the Company pursuant to the Sublease.

On July 1, 2018, the Company’s wholly owned subsidiary, TransAtlantic Turkey, Ltd. (“TransAtlantic Turkey”), entered into a yard lease agreement (the “Gundem Yard Lease”) with Gundem Yatirim to lease four parcels of land located at Muratli – Ballihoca Degirmenyolu, Tekirdag in the Republic of Turkey. TransAtlantic Turkey is permitted to use the land for storage, maintenance, and staging of materials and equipment. The lease term under the Gundem Yard Lease commenced on July 1, 2018 and expires on June 30, 2023, unless earlier terminated in accordance with the Gundem Yard Lease. From July 1, 2018 to December 31, 2018, TransAtlantic Turkey was required to pay monthly rent of $8,500.00; from January 1, 2019 to December 31, 2019, TransAtlantic Turkey was required to pay monthly rent of $8,755.00; from January 1, 2020 to December 31, 2020, TransAtlantic Turkey is required to pay monthly rent of $9,017.00; from January 1, 2021 to December 31, 2021, TransAtlantic Turkey is required to pay monthly rent of $9,288.00; from January 1, 2022 to December 31, 2022, TransAtlantic Turkey is required to pay monthly rent of $9,566.00; and from January 1, 2023 to June 30, 2023, TransAtlantic Turkey is required to pay monthly rent of $9,853.00. In 2019, TransAtlantic Turkey paid Gundem Yatirim $124,000 pursuant to the Gundem Yard Lease.

On January 1, 2019, the Company’s wholly owned subsidiary, TEMI, entered into a yard lease agreement (the “Diyarbakir Yard Lease”) with Mr. Uras to lease six parcels of land located at Diyarbakir in the Republic of Turkey. TransAtlantic Turkey is permitted to use the land for storage, maintenance, and staging of materials and equipment. The lease term under the Diyarbakir Yard Lease commenced on January 1, 2019 and expires on June 30, 2023, unless earlier terminated in accordance with the Diyarbakir Yard Lease. From January 1, 2019 to December 31, 2019, TEMI was required to pay monthly rent of $40,000.00; from January 1, 2020 to December 31, 2020, TEMI is required to pay monthly rent of $41,000.00; from January 1, 2021 to December 31, 2021, TEMI is required to pay monthly rent of $42,025.00; from January 1, 2022 to December 31, 2022, TEMI is required to pay monthly rent of $43,076.00; and from January 1, 2023 to June 30, 2023, TEMI is required to pay monthly rent of $44,153.00. In 2019, TEMI paid Mr. Uras $480,000 pursuant to the Diyarbakir Yard Lease.

Series A Preferred Shares Transactions

On November 4, 2016, the Company issued 921,000 Series A Preferred Shares. Of the 921,000 Series A Preferred Shares, 821,000 Series A Preferred Shares are held by Dalea, Longfellow, one of Mr. Mitchell’s children, the trusts of Mr. Mitchell’s three other children, Mr. Rochman, and KMF Investment Partners, LP. During 2019, the Company paid $0.7 million in cash and issued 6,710,071 Common Shares as dividends on the Series A Preferred Shares to these related parties.

Pledge Fee Agreements

DenizBank A.S. (“Denizbank”) and TEMI entered into a $30.0 million term loan on August 31, 2016 (the “2016 Term Loan”), a $20.4 million term loan on November 17, 2017 (the “2017 Term Loan”), a $10.0 million term loan on May 28, 2018 (the “2018 Term Loan”), and a $20.0 million term loan on February 22, 2019 (the “2019 Term Loan” and together with the 2016 Term Loan, the 2017 Term Loan, and the 2018 Term Loan, the “Term Loans”), in each case, under the the Company’s general credit agreement with DenizBank.  The Term Loans are secured by a pledge of, among other things, the Gundem real estate and Muratli real estate owned by Gundem Yatirim and the Diyarbakir real estate owned 80% by Mr. Mitchell and 20% by Mr. Uras.

In connection with the pledge of the Gundem real estate and Muratli real estate to DenizBank as collateral for the 2016 Term Loan, on August 31, 2016, the Company entered into a pledge fee agreement (the “Gundem Fee Agreement”) with Gundem Turizm Yatirim ve Isletme A.S., predecessor-in-interest to Gundem Yatirim with respect to the Gundem real estate and Muratli real estate pledged as collateral for the Term Loans (“Gundem”). Pursuant to the Gundem Fee Agreement, the Company pays Gundem Yatirim a fee equal to 5% per annum of the collateral value of the Gundem real estate and Muratli real estate, the Gundem real estate has a deemed collateral value of $10.0 million, and the Muratli real estate has a deemed collateral value of $5.0 million.

In connection with the pledge of the Diyarbakir real estate to DenizBank as collateral for the 2016 Term Loan, on August 31, 2016, the Company entered into a pledge fee agreement with Messrs. Mitchell and Uras (the “Diyarbakir Fee Agreement”) pursuant to which the Company will pay Messrs. Mitchell and Uras a fee of 5% per annum of the collateral value of the Diyarbakir real estate. Pursuant to the Diyarbakir Fee Agreement, the Diyarbakir real estate has a deemed collateral value of $5.0 million.

Amounts payable to Mr. Mitchell under the Gundem Fee Agreement and the Diyarbakir Fee Agreement will be used to reduce the outstanding principal amount of the Note. During the year ended December 31, 2019, the Company reduced the principal amount of the Note by $0.6 million for amounts earned under the pledge fee agreements.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2018, PMB Helin Donovan, LLP (“PMB”) served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. On June 12, 2018, PMB notified the Company that, because of reasons unrelated to the Company, PMB decided that it will no longer provide audit services to public companies, including the Company, and would no longer seek re-appointment as the Company’s independent registered public accounting firm for the year ended December 31, 2018. Accordingly, PMB resigned as the Company’s independent registered public accounting firm effective June 12, 2018. On June 22, 2018, the Company’s audit committee engaged RBSM to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2019. On April 7, 2020, after request by the audit committee of the board of directors of the Company in connection with the Company’s efforts to reduce general and administrative expenses, RBSM notified the Company that it will not seek re-appointment as the Company’s independent registered public accounting firm for the year ending December 31, 2020, and resigned effective April 7, 2020. Effective April 8, 2020, the Company’s board of directors appointed DMF to serve as the Company’s independent registered public accounting firm until the appointment of an independent registered public accounting firm at the Annual Meeting.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended appointment of DMF to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The board of directors is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF DMF SISTEM ULUSLARARASI BAĞIMSIZ DENETIM DANIŞMANLIK VE YMM A.Ş. TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees Paid to RBSM and Affiliates of RBSM

The following table shows the aggregate fees for professional services provided to the Company by RBSM and affiliates of RBSM for 2019 and 2018:

	2019	2018
Audit Fees	$215,000	$120,000
Audit-Related Fees	7,500	6,400
Tax Fees	-	-
All Other Fees	-	-
Total	$222,500	$126,400

Fees Paid to PMB and Affiliates of PMB

The following table shows the aggregate fees for professional services provided to the Company by PMB and affiliates of RBSM for PMB:

2018
Audit Fees	$201,000
Audit-Related Fees	10,000
Tax Fees	69,200
All Other Fees	-
Total	$280,200

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include audit-related work regarding acquisitions, divestitures, the incurrence of additional indebtedness, and debt covenant compliance.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and statutory tax audit services and tax compliance services.

 All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax, and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees, tax fees, and other fees paid to RBSM with respect to 2019 and 2018 and PMB with respect to 2018 were pre-approved by the audit committee.

Change in Independent Registered Public Accounting Firm

As discussed above, RBSM resigned as the Company’s independent registered public accounting firm effective April 7, 2020.

The reports of RBSM on the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2019 and 2018 and the subsequent interim period through April 7, 2020, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RBSM, would have caused RBSM to make reference to the subject matter of the disagreements in their audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided RBSM with a copy of the above disclosures and requested that RBSM furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of RBSM’s letter dated April 8, 2020 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2020.

As discussed above, PMB resigned as the Company’s independent registered public accounting firm effective June 12, 2018.

The reports of PMB on the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2017 and December 31, 2016 and the subsequent interim period through June 12, 2018, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and PMB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PMB, would have caused PMB to make reference to the subject matter of the disagreements in their audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PMB with a copy of the above disclosures and requested that PMB furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of PMB’s letter dated June 13, 2018 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2018.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

The Company is asking its shareholders to vote, in an advisory manner, on the compensation of its named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The advisory vote on executive compensation is required pursuant to Section 14A of the Exchange Act. As described under the heading “Compensation of Executive Officers,” some of the features of the Company’s compensation program include:

•	The payment of named executive officer bonuses, if any, in cash and as long-term incentives in the form of restricted stock units; and
•	The general vesting of restricted stock units over a three-year period subject to the continued employment of the named executive officer through each such restricted period.

The Company encourages shareholders to read the compensation tables and related narrative disclosure, appearing on pages 17 through 19 of this proxy statement, which provide detailed information on the Company’s compensation policies and practices and the compensation of its named executive officers.

As an advisory vote, this proposal is not binding on the Company, the board of directors or the compensation committee. However, the board of directors and the compensation committee values the opinions expressed by shareholders and will take into account the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the majority of votes cast is required to approve the advisory vote on executive compensation. Accordingly, the board of directors asks its shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

F

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy, including proposals for director nominees, for the Company’s 2021 Annual General Meeting of Shareholders must be received at the Company’s principal executive offices at 16803 Dallas Parkway, Addison, TX 75001, not later than December 21, 2020. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their discretion and best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this Proxy Statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

N. MALONE MITCHELL 3rd

Chief Executive Officer

Addison, Texas

April 20, 2020

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO VOTE BY INTERNET, PHONE OR MAIL AS DESCRIBED IN THE PROXY CARD OR PROXY NOTICE.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYD13883-P39691For Against Abstain For Against Abstain TRANSATLANTIC PETROLEUM LTD.16803 DALLAS PARKWAYADDISON, TX 75001VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. Appointment of Auditor. Appoint DMF Sistem Uluslarorasi Bağimsiz Denetim Danişmanlik ve YMM A.Ş. to serve as the independent registered public accounting firm for the year ending December 31, 2020 and to authorize the audit committee to determine their remuneration. 3. Advisory Vote on Executive Compensation. Approve, on an advisory basis, TransAtlantic Petroleum Ltd.'s executive compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. N. Malone Mitchell 3rd 1b. Charles J. Campise 1c. K. Kirk Krist 1d. H. Lee Muncy 1e. Gregory K. Renwick 1. Election of Directors. Nominees: The Board of Directors recommends that you vote FOR the following proposals. For Against Abstain TRANSATLANTIC PETROLEUM LTD. NOTE: Such other business that may properly come before the meeting. D13884-P39691

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

TransAtlantic Petroleum Ltd. Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

TransAtlantic Petroleum Ltd. Annual General Meeting to be Held on June 5, 2020

This proxy is solicited by the Board of Directors of TransAtlantic Petroleum Ltd. (the "Company") for use at the Annual General Meeting of Shareholders of the Company to be held in Ballroom B at the Clubs of Prestonwood, 15909 Preston Road, Dallas, Texas 75248, on June 5, 2020 at 1:00 PM CT, or any adjournment thereof (the "Meeting"), in the same manner, to the same extent and with the same powers as if the undersigned were personally present at the Meeting or any adjournment thereof.

You have the right to appoint a different person or company (with appropriate documentation) of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see below). The common shares represented by this form of proxy may be voted in the discretion of the proxyholder with respect to amendments or variations to the matters identified in the notice of meeting and with respect to other matters that may properly be brought before the Meeting.

If the common shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this form of proxy. If you are voting on behalf of a corporation or another individual, documentation evidencing your power to sign this form of proxy with signing capacity stated may be required.

This instrument of proxy will not be valid and not be acted upon or voted unless it is completed as outlined herein and delivered to the attention of Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, prior to 11:59 p.m. ET on June 3, 2020 (excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting at which the proxy is to be used).

Appointment of Proxy:

I/We, being registered shareholder(s) of the Company hereby appoint(s): N. Malone Mitchell 3rd and Tabitha T. Bailey, or either of them, both officers of the Company;

OR

Print the name of the person you are appointing as your proxy if this person is someone other than N. Malone Mitchell 3rd and Tabitha T. Bailey;

as my/our proxy with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, in the discretion of such proxy) and to otherwise act for the undersigned in their discretion on all other matters that may properly come before the Meeting and without limiting the general authorization and power hereby given, the person(s) named above are specifically directed to vote the common shares of the Company registered in the name(s) of the undersigned shareholder(s) as follows:

The Board of Directors recommends a vote FOR the election of the nominees specified in Proposal 1 and FOR Proposals 2 and 3 on the reverse side.

Continued and to be signed on reverse side